Exhibit 99.1

TRIQUINT SEMICONDUCTOR ANNOUNCES

THEIR 2007 ANALYST DAY

Hillsboro, Oregon – November 5, 2007 - TriQuint Semiconductor, Inc. (Nasdaq: TQNT) announced today they will be holding their 2007 Analyst Day on Thursday, November 15th, 2007 from 1:00pm – 5:00pm (EST). The Analyst Day will be held at The Warwick Hotel – 65 West 54th Street.

TriQuint’s presentation will be available live and, subsequently, on demand via the Internet. The Webcast link for investors to listen to management’s remarks can be found on the Investors section of the Company’s website at www.triquint.com.

Investors should visit the site at least 10 minutes prior to the beginning of the scheduled presentation to register, download and install any necessary multimedia streaming software. The software plug-ins required for the live event can be either RealPlayer or Windows Media Player.

About TriQuint:

TriQuint Semiconductor, Inc. (Nasdaq: TQNT) is a leading supplier of high performance products for communications applications. The company focuses on the specialized expertise, materials and know-how for RF/IF and optical applications. The company enjoys diversity in its markets, applications, products, technology and customer base. Markets include wireless phones, base stations, broadband wireless access and defense. TriQuint provides customers with standard and custom product solutions as well as foundry services. Products are based on advanced process technologies including gallium arsenide, surface acoustic wave (SAW), and bulk acoustic wave (BAW). TriQuint customers include major communications companies worldwide. TriQuint has manufacturing facilities in Oregon, Texas, and Florida, as well as a production assembly plant in Costa Rica, plus sales/application support offices in China, Korea, and Taiwan and design centers in New England, North Carolina, and Germany.

TriQuint is headquartered at 2300 NE Brookwood Parkway, Hillsboro, OR 97124 and can be reached at 503/615-9000 (fax 503/615-8900). Visit the TriQuint web site at http://www.triquint.com.

Heidi A. Flannery

Investor Relations Counsel

Fi.Comm Ltd.

Tel: (541) 322-0230

Fax: (541) 322-0231

Email: heidi.flannery@ficomm.com